Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS; UPDATES 2019 OUTLOOK

First Quarter Revenue Increased 40% Year-Over-Year

MINNEAPOLIS, MN, May 6, 2019 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of chronic diseases at home, today reported financial results for the first quarter ended March 31, 2019.

First Quarter 2019 Summary:

•

First quarter total revenue increased 40% year-over-year, to $37.6 million, compared to $26.8 million in first quarter 2018; the adoption of new lease accounting rules accounted for 10 percentage points of the year-over-year increase in total revenue.

•	Flexitouch revenue increased 39% year-over-year, to $34.1 million, compared to $24.5 million in first quarter 2018.
•	Operating loss of $1.8 million, compared to operating loss of $1.8 million in first quarter 2018.
•	Net income of $1.5 million, compared to net loss of $0.1 million in first quarter 2018.
•	Adjusted EBITDA of $2.0 million, compared to $0.1 million in first quarter 2018.
•	On March 19, 2019, the Company announced the appointment of Peter Schaubach to the position of Chief Information Officer (CIO), effective January 21, 2019.

“Our first quarter performance reflects an exciting start to 2019, driven by strong adoption of our Flexitouch Plus system,” said Gerald R. Mattys, Chief Executive Officer of Tactile Medical. “First quarter revenue results benefitted from the investments we have made in our sales team, the continuation of our targeted sales strategy focused on high-volume accounts and stronger than expected sales volumes due to a new contract with a large commercial payer. Our total revenue growth also benefitted from the adoption of the new accounting standard for leases which calls for recognizing rental revenue upon the commencement of the rental agreement, versus our past practice of recognizing revenue over the life of the rental.”

Mr. Mattys continued, “We have increased our full year 2019 outlook to reflect the impacts of both our better than expected revenue performance in the first quarter and the adoption of the new lease accounting standard. We now expect total revenue to increase 25% to 27% year-over-year in 2019. We remain confident in our ability to deliver strong revenue growth and improved profitability, as we continue to expand our penetration of the $4+ billion U.S. lymphedema and chronic venous insufficiency markets.”

First Quarter 2019 Financial Results

Revenue for the first quarter of 2019 increased $10.8 million, or 40%, to $37.6 million, compared to $26.8 million for the quarter ended March 31, 2018. The increase in revenue was attributable to an increase of $9.6 million, or 39%, in sales and rentals of the Flexitouch system and an increase of approximately $1.2 million, or 51%, in sales and rentals of our Entre/Actitouch systems in the three months ended March 31, 2019. The increase in Flexitouch system sales and rentals was largely driven by expansion of our salesforce, growth in the Medicare channel, increased physician and patient awareness of the treatment options for lymphedema, and expanded contractual coverage with national and regional insurance payers.

During the first quarter of 2019, the Company adopted ASU No. 2016-02, “Leases” (Topic 842) (“ASC 842”) which supersedes the existing guidance for lease accounting, “Leases” (Topic 840) (“ASC 840”). Our rental revenue is derived from rent to purchase arrangements that typically range from three to ten months. Under ASC 840, our rental revenue was recognized as month-to-month cancelable leases, however, under ASC 842, these are recognized as sales-type leases. Each rental agreement contains two components, the controller and related garments, both of which are interdependent and recognized as one lease component.

In accordance with applicable guidance, we will continue to recognize rental agreements commencing prior to December 31, 2018 on a month-to-month basis as an operating lease until they are completed, which we anticipate to be in the fourth quarter of this fiscal year. Rental agreements initiated subsequent to January 1, 2019 are recorded as sales-type leases in accordance with ASC 842 whereby rental revenue and cost of rental revenue are recognized upon the lease commencement date.  First quarter of 2019 total rental revenue includes both operating and sales-type lease revenue. The impact of the Company’s adoption of ASC 842 accounted for 10 percentage points of the year-over-year increase in total revenue in the first quarter.

Gross profit for the first quarter of 2019 increased $6.7 million, or 34%, to $26.3 million, compared to $19.5 million in the first quarter of 2018. Gross margin was 69.8% of revenue in the first quarter of 2019, compared to 72.8% of revenue in the first quarter of 2018. The decrease in gross margins was primarily attributable to negative pricing effects of a new contract with a large commercial payer in the period, sales mix by product and by payer, and amortization expense related to the newly licensed assets from Sun Scientific, Inc.

Operating expenses for the first quarter of 2019 increased $6.7 million, or 31%, to $28.1 million, compared to $21.4 million in the first quarter of 2018. The increase in operating expenses was primarily driven by an increase of $4.8 million, or 38% year-over-year, in sales and marketing expenses largely due to continued investment in field sales team expansion, patient training, and marketing initiatives to increase awareness.  Reimbursement, general and administrative expenses increased $2.0 million, or 27%, to $9.4 million in the three months ended March 31, 2019, compared to $7.4 million in the three months ended March 31, 2018. This increase was primarily attributable to increased personnel-related compensation expense in our reimbursement operations, payer development and corporate functions as well as increased legal fees.

Operating loss for the first quarter of 2019 decreased $25,000, or 1.4%, to $1.8 million, compared to operating loss of $1.8 million in the first quarter of 2018.

Income tax benefit for the first quarter of 2019 was $3.1 million, compared to $1.7 million in the first quarter of 2018. The increase in the current period tax benefit was due to increased tax-deductible share-based compensation activity recognized in the current quarter.

Net income for the first quarter of 2019 increased approximately $1.5 million to $1.5 million, or $0.08 per diluted share, compared to net loss of $50,000, or $0.00 per share, in the first quarter of 2018.  Weighted average shares used to compute diluted net income per share were 19.6 million and 18.0 million for the first quarters of 2019 and 2018, respectively.  Adjusted EBITDA increased

$1.9 million to $2.0 million for the first quarter of 2019, compared to Adjusted EBITDA of $0.1 million in the first quarter of 2018.

Cash Position

At March 31, 2019, cash, cash equivalents and marketable securities were $44.9 million, compared to $45.9 million at December 31, 2018. The Company had no outstanding borrowings on its $10.0 million revolving credit facility at March 31, 2019.

2019 Financial Outlook

The Company expects full year 2019 total revenue in the range of $180.0 million to $182.5 million, representing growth of 25% to 27% year-over-year, compared to total revenue of $143.8 million in 2018. The Company’s prior 2019 revenue guidance expectations called for total revenue in a range of $173.0 million to $175.5 million, or 20% to 22% year-over-year.

2019 total revenue guidance now includes the impact of the Company’s adoption of ASC 842 which is estimated to increase revenue by approximately $6.0 million.

•	The updated guidance for total revenue growth of 25% to 27% year-over year is expected to be driven by:
o	Sales revenue for 2019 is expected to be in the range of $155.0 to $157.0 million, compared to sales revenue of $130.2 million in 2018.
o

Rental revenue for 2019 is expected to be in the range of $25.0 to $25.5 million, compared to rental revenue of $13.6 million in 2018. The projected year-over-year increase in rental revenue for 2019 is expected to be driven by:

▪	the impact of the adoption of ASC 842 – representing approximately half of the expected increase in rental revenue for 2019,
▪

the reclassification of garment revenue to rental revenue that was previously reported in sales revenue – representing approximately one quarter of the expected increase in rental revenue for 2019 and,

▪	operational growth of 20% to 22% over 2018 rental revenue – representing approximately one quarter of the expected increase in rental revenue for 2019.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on May 6 to discuss the results of the quarter with a question and answer session. Those who would like to participate may dial 833-286-5804 (647-689-4449 for international callers) and provide access code 3790547. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 800-585-8367 (416-621-4642 for international callers); access code 3790547. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Tactile Medical’s Mission is to help people suffering from chronic diseases live better and care for themselves at home. The Company’s unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “confident,” “outlook,” “guidance” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net income (loss) less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense and plus impairment charges and inventory write-offs. A reconciliation of Adjusted EBITDA to net income (loss) is included in this press release.

Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the measure principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information and because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss, as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
	March 31,	December 31,
(In thousands, except share and per share data)	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$23,548	$20,099
Marketable securities	21,384	25,786
Accounts receivable, net	21,661	24,332
Net investment in leases	3,362	—
Inventories	11,321	11,189
Income taxes receivable	2,814	1,793
Prepaid expenses and other current assets	1,680	1,762
Total current assets	85,770	84,961
Non-current assets:
Property and equipment, net	4,616	4,810
Right of use operating lease assets	3,396	—
Intangible assets, net	5,244	5,339
Medicare accounts receivable, long-term	2,172	1,884
Deferred income taxes	11,077	8,820
Other non-current assets	1,242	1,257
Total non-current assets	27,747	22,110
Total assets	$113,517	$107,071
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,832	$5,110
Accrued payroll and related taxes	6,837	7,421
Accrued expenses	2,685	2,780
Future product royalties	3	5
Income taxes	—	51
Right of use operating lease liabilities	1,147	—
Other current liabilities	800	709
Total current liabilities	17,304	16,076
Non-current liabilities:
Accrued warranty reserve, non-current	1,854	1,725
Income taxes, non-current	42	—
Right of use operating lease liabilities, non-current	2,318	—
Total non-current liabilities	4,214	1,725
Total liabilities	21,518	17,801
Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of March 31, 2019 and December 31, 2018	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 18,818,692 shares issued and outstanding as of March 31, 2019; 18,631,125 shares issued and outstanding as of December 31, 2018	19	19
Additional paid-in capital	80,788	79,554
Retained earnings	11,177	9,705
Accumulated other comprehensive income (loss)	15	(8)
Total stockholders’ equity	91,999	89,270
Total liabilities and stockholders’ equity	$113,517	$107,071

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
	Three Months Ended
	March 31,
(In thousands, except share and per share data)	2019	2018
Revenue
Sales revenue	$30,831	$23,647
Rental revenue	6,786	3,201
Total revenue	37,617	26,848
Cost of revenue
Cost of sales revenue	9,412	6,409
Cost of rental revenue	1,947	900
Total cost of revenue	11,359	7,309
Gross profit
Gross profit - sales revenue	21,419	17,238
Gross profit - rental revenue	4,839	2,301
Gross profit	26,258	19,539
Operating expenses
Sales and marketing	17,391	12,557
Research and development	1,281	1,437
Reimbursement, general and administrative	9,388	7,372
Total operating expenses	28,060	21,366
Loss from operations	(1,802)	(1,827)
Other income	161	91
Loss before income taxes	(1,641)	(1,736)
Income tax benefit	(3,113)	(1,686)
Net income (loss)	$1,472	$(50)
Net income per common share
Basic	$0.08	$0.00
Diluted	$0.08	$0.00
Weighted-average common shares used to compute net income per common share
Basic	18,746,751	17,996,672
Diluted	19,579,847	17,996,672

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended
	March 31,
(In thousands)	2019	2018
Cash flows from operating activities
Net income (loss)	$1,472	$(50)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	996	463
Deferred income taxes	(2,264)	—
Stock-based compensation expense	2,783	1,481
Changes in assets and liabilities:
Accounts receivable	2,671	3,414
Net investment in leases	(3,362)	—
Inventories	(132)	(3,616)
Income taxes	(1,030)	(1,952)
Prepaid expenses and other assets	97	63
Right of use operating lease assets	(3,396)	—
Medicare accounts receivable – long-term	(288)	(253)
Accounts payable	722	885
Accrued payroll and related taxes	(584)	(1,850)
Accrued expenses and other liabilities	125	(756)
Right of use operating lease liabilities	3,465	—
Future product royalties	(2)	(2)
Net cash provided by (used in) operating activities	1,273	(2,173)
Cash flows from investing activities
Proceeds from sales of securities available-for-sale	—	1,000
Proceeds from maturities of securities available-for-sale	4,500	4,000
Purchases of property and equipment	(731)	(432)
Intangible assets costs	(44)	—
Net cash provided by investing activities	3,725	4,568
Cash flows from financing activities
Taxes paid for net share settlement of restricted stock units	(2,410)	(1,188)
Proceeds from exercise of common stock options	861	138
Net cash used in financing activities	(1,549)	(1,050)
Net increase in cash and cash equivalents	3,449	1,345
Cash and cash equivalents – beginning of period	20,099	23,968
Cash and cash equivalents – end of period	$23,548	$25,313
Supplemental cash flow disclosure
Cash paid for interest	$—	$—
Cash paid for taxes	$181	$284
Capital expenditures incurred but not yet paid	$176	$96

Tactile Systems Technology, Inc.
Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase
	March 31,		(Decrease)
(Dollars in thousands)	2019	2018	$	%
Net income	$1,472	$(50)	$1,522	N.M. %
Interest income, net	(98)	(108)	10	(9)%
Income tax benefit	(3,113)	(1,686)	(1,427)	85%
Depreciation and amortization	996	463	533	115%
Stock-based compensation	2,783	1,481	1,302	88%
Adjusted EBITDA	$2,040	$100	$1,940	N.M. %

“N.M.” Not Meaningful

Tactile Systems Technology, Inc.
Supplemental Financial Information
(Unaudited)

	Three Months Ended		Increase
	March 31,		(Decrease)
(Dollars in thousands)	2019	2018	$	%
Flexitouch System	$34,109	$24,530	$9,579	39%
Entre / Actitouch Systems	3,508	2,318	1,190	51%
Total Revenue	$37,617	$26,848	$10,769	40%

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com